CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,315,000	$268.77

Pricing Supplement no. 1309 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 174-A-I dated September 28, 2009	Registration Statement No. 333-155535 Dated May 20, 2011 Rule 424(b)(2)

Structured Investments	$2,315,000 Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due June 6, 2012

General

  The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 15 common stocks, subject to the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 0.806%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 6, 2012†
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The notes priced on May 20, 2011 and are expected to settle on or about May 25, 2011.

Key Terms

Basket:

The Basket consists of 15 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed, the Stock Weighting of each Reference Stock and the Initial Share Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 x (1 + Basket Return) x Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.20%, you will lose some or all of your investment at maturity if the Basket Return is less than approximately 0.806%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Basket Adjustment Factor:	99.20%
Starting Basket Level:	Set equal to 100 on the pricing date, which was May 20, 2011.
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 x [1 + sum of (Stock Return of each Reference Stock x Stock Weighting of such Reference Stock)]
Stock Return:	With respect to each Reference Stock, on any trading day: Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date as set forth under “The Basket” in this pricing supplement.
Final Share Price:	With respect to each Reference Stock, on the Observation Date, the closing price of one share of such Reference Stock on such day times the Stock Adjustment Factor for such Reference Stock on such day
Stock Adjustment Factor:

With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 174-A-I for further information.

Observation Date:	June 1, 2012 †
Maturity Date:	June 6, 2012†
CUSIP:	48125XSF4
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 174-A-I

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 174-A-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us

Per note	$1,000	$10	$990

Total	$2,315,000	$23,150	$2,291,850

(1)

The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-16 of the accompanying product supplement no. 174-A-I.

(2)

J. P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-32 of the accompanying product supplement no. 174-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $10.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 20, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 174-A-I dated September 28, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 17, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 174-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 174-A-I dated September 28, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209003670/e36603_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks, the relevant exchange on which each Reference Stock is listed and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price

AGCO	AGCO Corporation	New York Stock Exchange (“NYSE”)	1/15	$50.02
AKAM	Akamai Technologies, Inc.	The NASDAQ Stock Market (“NASDAQ”)	1/15	$34.18
COG	Cabot Oil & Gas Corporation	NYSE	1/15	$54.66
DOX	Amdocs Limited	NYSE	1/15	$30.10
EQT	EQT Corporation	NYSE	1/15	$51.06
HK	Petrohawk Energy Corporation	NYSE	1/15	$25.64
MJN	Mead Johnson Nutrition Company	NYSE	1/15	$67.30
MYL	Mylan Inc.	NASDAQ	1/15	$23.80
NG	NovaGold Resources Inc.	NYSE Amex LLC	1/15	$10.44
NLC	Nalco Holding Company	NYSE	1/15	$28.47
PXD	Pioneer Natural Resources Company	NYSE	1/15	$90.94
SPW	SPX Corporation	NYSE	1/15	$81.10
STI	SunTrust Banks, Inc.	NYSE	1/15	$27.89
UTHR	United Therapeutics Corporation	NASDAQ	1/15	$65.60
WTS	Watts Water Technologies, Inc.	NYSE	1/15	$34.76

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return at maturity for each $1,000 principal amount note. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Basket Adjustment Factor of 99.20%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

200.000	100.000%	98.40%
180.000	80.000%	78.56%
165.000	65.000%	63.68%
150.000	50.000%	48.80%
140.000	40.000%	38.88%
130.000	30.000%	28.96%
120.000	20.000%	19.04%
110.000	10.000%	9.12%
105.000	5.000%	4.16%
102.500	2.500%	1.68%
100.806	0.806%	0.00%
100.250	0.250%	-0.55%
100.000	0.000%	-0.81%
95.000	-5.000%	-5.76%
90.000	-10.000%	-10.72%
80.000	-20.000%	-20.64%
70.000	-30.000%	-30.56%
60.000	-40.000%	-40.48%
50.000	-50.000%	-50.40%
40.000	-60.000%	-60.32%
30.000	-70.000%	-70.24%
20.000	-80.000%	-80.16%
10.000	-90.000%	-90.08%
0.000	-100.000%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, the investor receives a payment at maturity of $1,041.60 per $1,000 principal amount note, calculated as follows:

$1,000 x (1 + 5%) x 99.20% = $1,041.60

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.25. Although the Ending Basket Level of 100.25 is greater than the Starting Basket Level of 100, because of the adverse effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $994.48 per $1,000 principal amount, calculated as follows:

$1,000 x (1 + 0.25%) x 99.20% = $994.48

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $793.60 per $1,000 principal amount note, calculated as follows:

$1,000 x (1 + (-20%)) x 99.20% = $793.60

These returns and the payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-2

Selected Purchase Considerations

  INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, that consists of 15 Reference Stocks. These Reference Stocks are the common stocks of AGCO Corporation, Akamai Technologies, Inc., Cabot Oil & Gas Corporation, Amdocs Limited, EQT Corporation, Petrohawk Energy Corporation, Mead Johnson Nutrition Company, Mylan Inc., NovaGold Resources Inc., Nalco Holding Company, Pioneer Natural Resources Company, SPX Corporation, SunTrust Banks, Inc., United Therapeutics Corporation and Watts Water Technologies, Inc.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 174-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or that the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders may in any event be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 174-A-I dated September 28, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the Payment at Maturity, if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 0.806%, you will lose some or all of your investment in the notes.
  THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF BASKET — If the Basket Return is negative or is less than approximately 0.806%, at maturity, you will lose some or all of your investment. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your investment will increase by less that 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your investment in the notes, provided that the payment at maturity will not be less than zero.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-3

  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to a weighted Basket consisting of 15 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the level of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. You may lose some or all of your investment in the notes if the Ending Basket Level is less than the Starting Basket Level.
  NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes. Because the Basket Adjustment Factor always reduces the Payment at Maturity, your return from an investment in the notes may be less than the return from a direct investment in the Reference Stocks.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of the common shares of NovaGold Resources Inc. (which we refer to as “NovaGold”), which are issued by a Canadian issuer, and the ordinary shares of Amdocs Limited (which we refer to as “Amdocs”), which are issued by a Guernsey issuer, involves risks associated with Canada and Guernsey. The common shares of NovaGold (which we refer to as the common stock of NovaGold) are quoted and traded in U.S. dollars on the New York Stock Exchange and may trade differently from the common stock of NovaGold quoted and traded in Canadian dollars on the Toronto Stock Exchange. Non-U.S. companies, such as those in Canada and Guernsey, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. equity securities (i.e., Canada and Guernsey), including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common stock of NovaGold is quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common stock of NovaGold in the two different currencies and, as a result, will likely affect the market price of the common stock of NovaGold trading on the New York Stock Exchange. These trading differences and currency exchange rates may affected whether the closing prices of the common stock of NovaGold and, accordingly, the market value of the notes. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-4

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock to reflect certain events affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 174-A-I for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stocks on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Stocks;
    the time to maturity of the notes;
    the correlation (or lack of correlation) in price movements among the Reference Stocks;
    the dividend rates paid on the Reference Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory and judicial events;
    the occurrence of certain events affecting the issuer(s) of the Reference Stock(s) that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
    the exchange rate and volatility of the exchange rate between the U.S. dollar and the Canadian dollar; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-5

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the applicable SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 174-A-I for more information.

Historical Information of the Reference Stocks and the Basket

Except as noted below, the graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 6, 2006 through May 20, 2011. The graph of the historical Basket performance is based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from February 13, 2009 through May 20, 2011 and assumes the Basket Closing Level on February 13, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that any Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on any Reference Stock.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-6

AGCO Corporation (“AGCO”)

According to its publicly available filings with the SEC, AGCO is a manufacturer and distributor of agricultural equipment and related replacement parts. The common stock of AGCO, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AGCO in the accompanying product supplement no. 174-A-I. AGCO’s SEC file number is 001-12930.

Historical Information Regarding the Common Stock of AGCO

The following graph sets forth the historical performance of the common stock of AGCO based on the weekly closing price (in U.S. dollars) of the common stock of AGCO from January 6, 2006 through May 20, 2011. The closing price of the common stock of AGCO on May 20, 2011 was $50.02. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Akamai Technologies, Inc. (“Akamai”)

According to its publicly available filings with the SEC, Akamai provides services for accelerating and improving the delivery of content and applications over the Internet, ranging from live and on-demand streaming video capabilities to conventional content on websites, to tools that help people transact business and reach out to new and existing customers. The common stock of Akamai, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Akamai in the accompanying product supplement no. 174-A-I. Akamai’s SEC file number is 000-27275.

Historical Information Regarding the Common Stock of Akamai

The following graph sets forth the historical performance of the common stock of Akamai based on the weekly closing price (in U.S. dollars) of the common stock of Akamai from January 6, 2006 through May 20, 2011. The closing price of the common stock of Akamai on May 20, 2011 was $34.18. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-7

Cabot Oil & Gas Corporation (“Cabot”)

According to its publicly available filings with the SEC, Cabot is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties located in the United States. The common stock of Cabot, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cabot in the accompanying product supplement no. 174-A-I. Cabot’s SEC file number is 001-10447.

Historical Information Regarding the Common Stock of Cabot

The following graph sets forth the historical performance of the common stock of Cabot based on the weekly closing price (in U.S. dollars) of the common stock of Cabot from January 6, 2006 through May 20, 2011. The closing price of the common stock of Cabot on May 20, 2011 was $54.66. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Amdocs Limited (“Amdocs”)

According to its publicly available filings with the SEC, Amdocs, a Guernsey company, provides customer management software and services to communications companies. The ordinary shares of Amdocs, par value £0.01 per share, which we refer to as the “common stock of Amdocs,” are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Amdocs in the accompanying product supplement no. 174-A-I. Amdocs’ SEC file number is 001-14840.

Historical Information Regarding the Common Stock of Amdocs

The following graph sets forth the historical performance of the common stock of Amdocs based on the weekly closing price (in U.S. dollars) of the common stock of Amdocs from January 6, 2006 through May 20, 2011. The closing price of the common stock of Amdocs on May 20, 2011 was $30.10. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-8

EQT Corporation (“EQT”)

According to its publicly available filings with the SEC, EQT produces natural gas, provides gathering, transmission and storage services for its produced gas and to independent third parties in the Appalachian Basin and distributes and sells natural gas to residential, commercial and industrial customers in southwestern Pennsylvania, West Virginia and eastern Kentucky. The common stock of EQT, no par value, is listed on the New York Stock Exchange which we refer to as the Relevant Exchange for purposes of EQT in the accompanying product supplement no. 174-A-I. EQT’s SEC file number is 001-03551.

Historical Information Regarding the Common Stock of EQT

The following graph sets forth the historical performance of the common stock of EQT based on the weekly closing price (in U.S. dollars) of the common stock of EQT from January 6, 2006 through May 20, 2011. The closing price of the common stock of EQT on May 20, 2011 was $51.06. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Petrohawk Energy Corporation (“Petrohawk”)

According to its publicly available filings with the SEC, Petrohawk is an oil and natural gas company engaged in the exploration, development and production of predominately natural gas properties in the United States. The common stock of Petrohawk, par value $0.001 per share, is listed on the New York Stock Exchange which we refer to as the Relevant Exchange for purposes of Petrohawk in the accompanying product supplement no. 174-A-I. Petrohawk’s SEC file number is 001-33334.

Historical Information Regarding the Common Stock of Petrohawk

The following graph sets forth the historical performance of the common stock of Petrohawk based on the weekly closing price (in U.S. dollars) of the common stock of Petrohawk from March 16, 2007 through May 20, 2011. The common stock of Petrohawk began trading on the New York Stock Exchange on March 16, 2007. The closing price of the common stock of Petrohawk on May 20, 2011 was $25.64. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-9

Mead Johnson Nutrition Company (“Mead Johnson”)

According to its publicly available filings with the SEC, Mead Johnson is a global producer of pediatric nutrition products. The common stock of Mead Johnson, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Mead Johnson in the accompanying product supplement no. 174-A-I.  Mead Johnson’s file number is 001-34251.

Historical Information Regarding the Common Stock of Mead Johnson

The following graph sets forth the historical performance of the common stock of Mead Johnson based on the weekly closing price (in U.S. dollars) of the common stock of Mead Johnson from February 13, 2009 through May 20, 2011.  The closing price of the common stock of Mead Johnson on May 20, 2011 was $67.30. The common stock of Mead Johnson began trading on the New York Stock Exchange on February 13, 2009. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Mylan Inc. (“Mylan”)

According to its publicly available filings with the SEC, Mylan, is an international pharmaceutical company that develops, licenses, manufactures, markets and distributes generic and branded generic pharmaceuticals, specialty pharmaceuticals and active pharmaceutical ingredients. The common stock of Mylan, par value $0.50 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Mylan in the accompanying product supplement no. 174-A-I. Mylan’s SEC file number is 001-09114.

Historical Information Regarding the Common Stock of Mylan

The following graph sets forth the historical performance of the common stock of Mylan based on the weekly closing price (in U.S. dollars) of the common stock of Mylan from January 2, 2009 through May 20, 2011. The closing price of the common stock of Mylan on May 20, 2011 was $23.80. The common stock of Mylan began trading on The NASDAQ Stock Market on January 2, 2009. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-10

NovaGold Resources Inc. (“NovaGold”)

According to its publicly available filings with the SEC, NovaGold, a Canadian company, is a precious metals company that engages in the exploration and development of mineral resource properties primarily in Alaska and British Columbia. The common shares of NovaGold, no par value, which we refer to as the “common stock of NovaGold,” are listed on the NYSE Amex LLC, which we refer to as the Relevant Exchange for purposes of NovaGold in the accompanying product supplement no. 174-A-I. NovaGold’s SEC file number is 001-31913.

Historical Information Regarding the Common Stock of NovaGold

The following graph sets forth the historical performance of the common stock of NovaGold based on the weekly closing price (in U.S. dollars) of the common stock of NovaGold from January 6, 2006 through May 20, 2011. The closing price of the common stock of NovaGold on May 20, 2011 was $10.44. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Nalco Holding Company (“Nalco”)

According to its publicly available filings with the SEC, Nalco produces water, air, energy and process technologies.  The common stock of Nalco, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nalco in the accompanying product supplement no. 174-A-I.  Nalco’s SEC file number is 001-32342.

Historical Information Regarding the Common Stock of Nalco

The following graph sets forth the historical performance of the common stock of Nalco based on the weekly closing price (in U.S. dollars) of the common stock of Nalco from January 6, 2006 through May 20, 2011. The closing price of the common stock of Nalco on May 20, 2011 was $28.47. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-11

Pioneer Natural Resources Company (“Pioneer”)

According to its publicly available filings with the SEC, Pioneer is an oil and gas exploration company with current operations in the United States and South Africa.  The common stock of Pioneer, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pioneer in the accompanying product supplement no. 174-A-I.  Pioneer’s SEC file number is 001-13245.

Historical Information Regarding the Common Stock of Pioneer

The following graph sets forth the historical performance of the common stock of Pioneer based on the weekly closing price (in U.S. dollars) of the common stock of Pioneer from January 6, 2006 through May 20, 2011. The closing price of the common stock of Pioneer on May 20, 2011 was $90.94. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

SPX Corporation (“SPX”)

According to its publicly available filings with the SEC, SPX is an international manufacturer of specialized engineering solutions, including infrastructure, process equipment and diagnostic tools, for the electricity, processed food and beverages and vehicle service markets.  The common stock of SPX, par value $10.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SPX in the accompanying product supplement no. 174-A-I.  SPX’s file number is 001-06948.

Historical Information Regarding the Common Stock of SPX

The following graph sets forth the historical performance of the common stock of SPX based on the weekly closing price (in U.S. dollars) of the common stock of SPX from January 6, 2006 through May 20, 2011.  The closing price of the common stock of SPX on May 20, 2011 was $81.10. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-12

SunTrust Banks, Inc. (“SunTrust”)

According to its publicly available filings with the SEC, SunTrust is a financial services holding company that provides financial services to consumer and corporate clients. The common stock of SunTrust, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SunTrust in the accompanying product supplement no. 174-A-I. SunTrust’s SEC file number is 001-08918.

Historical Information Regarding the Common Stock of SunTrust

The following graph sets forth the historical performance of the common stock of SunTrust based on the weekly closing price (in U.S. dollars) of the common stock of SunTrust from January 6, 2006 through May 20, 2011. The closing price of the common stock of SunTrust on May 20, 2011 was $27.89. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

United Therapeutics Corporation (“United Therapeutics”)

According to its publicly available filings with the SEC, United Therapeutics is a biotechnology company focused on the development and commercialization of products to address the medical needs of patients with chronic and life-threatening conditions. The common stock of United Therapeutics, par value $0.01, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of United Therapeutics in the accompanying product supplement no. 174-A-I. United Therapeutics’ SEC file number is 000-26301.

Historical Information Regarding the Common Stock of United Therapeutics

The following graph sets forth the historical performance of the common stock of United Therapeutics is based on the weekly closing price (in U.S. dollars) of the common stock of United Therapeutics from January 6, 2006 through May 20, 2011.  The closing price of the common stock of United Therapeutics on May 20, 2011 was $65.60. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-13

Watts Water Technologies, Inc. (“Watts”)

According to its publicly available filings with the SEC, Watts is global manufacturer of products and systems focused on the control, conservation and quality of water. The class A common stock of Watts, par value $0.10 per share, which we refer to as the “common stock of Watts,” is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Watts in the accompanying product supplement no. 174-A-I. Watts’ SEC file number is 001-11499.

Historical Information Regarding the Common Stock of Watts

The following graph sets forth the historical performance of the common stock of Watts based on the weekly closing price (in U.S. dollars) of the common stock of Watts from January 6, 2006 through May 20, 2011. The closing price of the common stock of Watts on May 20, 2011 was $34.76. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from February 13, 2009 through May 20, 2011. The following graph assumes the Basket Closing Level on February 13, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-14